Exhibit 99.1

FDCTech Reports Strong Q3 2025 Results with Return to Profitability and Momentum Building into Q4 2025 with Strategic Acquisition

Q3 2025 Highlights Include Net Income of $755,408 and a Major Post-Quarter Strategic Acquisition.

Irvine, CA: November 18, 2025, FDCTech, Inc. (“FDC” or the “Company,” PINK: FDCT), a fintech-driven firm specializing in acquiring and scaling small to mid-size legacy financial services companies, today announced its unaudited financial results for the three months ended September 30, 2025.

Q3 2025 Financial Highlights

●	Total Revenue:

$5.90 million for Q3 2025, representing continued execution across all business segments with strong contributions from Technology and Wealth Management divisions.

$17.32 million for the nine months ended September 30, 2025, demonstrating consistent performance across the Company’s diversified business model.

●	Net Income:

$755,408 in Q3 2025, marking a significant return to profitability compared to a net loss of $649,565 in Q3 2024, representing a strong operational turnaround of $1,404,973.

$436,159 for the nine months ended September 30, 2025, compared to a net loss of $861,395 in the prior year period, representing a $1,297,554 improvement in profitability.

●	Cash Position: $24.78 million as of September 30, 2025, up from $24.78 million at year-end 2024.

●	Working Capital: $9.43 million as of September 30, 2025, up from $9.10 million at year-end 2024.

●	Net Assets: $16.39 million as of September 30, 2025, up from $14.43 million at year-end 2024.

Performance by Segment

Investment and Brokerage

●	Nine-month revenue of $8.94 million with improved gross margins of 61.31%, driven by operational efficiencies in AML and APL operations across European and UK markets.

Wealth Management

●	Nine-month revenue of $4.98 million represents stable performance at AD Advisory Services with approximately 28 financial advisors managing over $530 million in funds under advice.

Technology & Software Development

●	Nine-month revenue of $3.40 million, up 213% from $1.09 million in the prior year period, driven by increased licensing agreements for the proprietary Condor Trading platform and custom development projects.

Strategic and Operational Highlights

●	Improved Profitability: The Company achieved strong operating leverage with Q3 net income of $755,408, demonstrating the scalability of its integrated financial services platform.

●	Technology Expansion: Continued development of the Condor Investing & Trading App with expected commercialization in Q4 2025.

●	European Market Growth: AML successfully integrated approximately 2,631 clients from Next Markets (€5.6 million in client equity) and 35 clients from a Cypriot broker ($800,000 in client equity), establishing footholds in the German and French retail markets.

●	Regulatory Expansion: AML secured authorization from MFSA under Article 6 of the Investment Services Act to offer equities and money market securities, significantly expanding income-generating capabilities.

Post-Quarter Strategic Developments

Acquisition of Alchemy International Ltd. (“AIL”)

On October 29, 2025, the Company finalized the acquisition of Alchemy International Ltd., a Seychelles-licensed securities dealer (License SD136) regulated by the Financial Services Authority. This acquisition strengthens the Company’s global operational architecture and enables service to a broader base of offshore brokerages, high-frequency traders, and institutional clients.

AIL Financial Performance:

●	2024 Audited Results: $3.74 million revenue, $0.48 million net profit, $2.16 million net assets

●	2025 YTD (through September 30): $7.56 million revenue, $3.91 million net profit, $6.07 million net assets (unaudited)

This acquisition represents a significant earnings-accretive opportunity and expands the Company’s regulatory footprint into the Seychelles jurisdiction.

Xoala Asia Payment Intermediary Services License

On November 6, 2025, Xoala Asia was granted a Payment Intermediary Services (“PIS”) license by the Financial Services Commission of Mauritius (License GB25204956). This license authorizes Xoala Asia to operate as a payment intermediary and positions the Company to expand its payment processing and financial infrastructure capabilities in the Mauritius market and beyond.

The Company’s diversified business model, spanning regulated brokerage, wealth management, and proprietary technology, continues to deliver consistent results. We remain committed to our growth-through-acquisition strategy while driving organic growth across all segments.

Please visit our SEC filings or the Company’s website for more information on the full results and management’s plan.

Alchemy International Ltd. (AIL)

AIL is a Seychelles-licensed securities dealer (License SD136) and is regulated by the Financial Services Authority. This acquisition strengthens the Company’s global operational architecture and enables service to a broader base of offshore brokerages, high-frequency traders, and institutional clients.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a regulatory-grade financial technology infrastructure developer designed to serve the future financial markets. Our clients include regulated and OTC brokerages and prop and algo trading firms of all sizes in forex, stocks, commodities, indices, ETFs, precious metals, and other asset classes. Our growth strategy involves acquiring and integrating small to mid-size legacy financial services companies, leveraging our proprietary trading technology and liquidity solutions to deliver exceptional value to our clients.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Forward-looking statements may include the words “may,” “could,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “should,” “objective,” “seek,” “plan,” or “anticipate,” as well as variations of such words or similar expressions, or the negatives of these words. These forward-looking statements present our estimates and assumptions only as of the date of this press release. Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not intend to and undertake no obligation to update any forward-looking statement. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. Forward-looking statements are naturally subject to risks and uncertainties. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages. We caution readers not to place undue reliance on any such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes will likely vary materially from those indicated.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618